UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2004

RAIT Investment Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

c/o RAIT Partnership, L.P., 1818 Market Street, 28th Floor, Philadelphia, PA		19103
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	(215) 861-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

From July 1, 2004 through September 27, 2004, we originated seven loans totaling approximately $138.7 million. Nine of our loans totaling $94.4 million were repaid during the same period.

On July 27, 2004, we declared a quarterly cash distribution of $0.484375 per 7.75% Series A cumulative redeemable preferred share payable September 30, 2004 to holders of record on September 1, 2004.

On September 15, 2004, we declared a quarterly cash distribution of $0.60 per common share payable October 15, 2004 to holders of record on September 27, 2004.

As part of our business, we acquire and dispose of real estate and real estate interests and, as a result, expect that we will engage in routine litigation in the ordinary course of that business. In December 2002 we entered into a contract pursuant to which we sold the 1% general partnership interest and 88% limited partnership interest in a partnership that owns a property located in Philadelphia, Pennsylvania to affiliates of Michael Axelrod. On August 12, 2004, a complaint was filed in the United States District Court of the Eastern District of Pennsylvania by Axelrod and these affiliates naming us, Brandywine Construction and Management, Inc. and others as defendants. The complaint, which is based upon alleged misrepresentations made with respect to the condition of this property, seeks rescission of this contract. Plaintiffs have made related claims for damages based upon purported breach of contract, and are seeking equitable relief declaring us responsible for certain senior indebtedness on the property. The proceedings are now in the earliest stages and we intend to vigorously defend the matter. Management does not expect that the resolution of this matter will have a material adverse effect on our consolidated financial position or results of operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Investment Trust (Registrant)

September 27, 2004	By:	Ellen J. DiStefano

Name: Ellen J. DiStefano
Title: Chief Financial Officer and Executive Vice President